EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Joal Redmond Corporate Communications 602-977-3797

For Immediate Release

Capitol Bancorp Appoints Cristin Reid English
President, Corporate Operations

LANSING, Mich. and PHOENIX, Ariz.: Nov. 16, 2006: Capitol Bancorp Limited (NYSE:CBC) with executive offices in Lansing, Michigan, and Phoenix, Arizona, announced today that Cristin Reid English has been named President, Corporate Operations. Ms. Reid English has been with Capitol Bancorp since 1997 and has participated in the development of 40 of the 50 individually chartered banks in the Corporation’s community bank network. Formerly, she served in the capacities of Chief Operating Officer; General Counsel; and Corporate Vice President.

In this new role she will work closely with John S. Lewis, CBC President, Western Regions, and Bruce Thomas, CBC President, Eastern Regions.

Ms. Reid English received her Bachelor of Science degree from Kalamazoo College; her Juris Doctor degree from the University of Toledo and her MBA from the University of Michigan. Recently, she was recognized by U. S. Banker magazine among the top 50 women bankers in America.

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About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $3.9 billion national community bank development company, with a network of 50 separately chartered banks and bank operations in 14 states. It is the holder of the most individual bank charters in the country. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.